Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of UniFirst Corporation for the registration of 4,300,000 shares of its common stock and to the incorporation by reference therein of our reports dated November 10, 2005, with respect to the consolidated financial statements and schedule of UniFirst Corporation, UniFirst Corporation management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of UniFirst Corporation, included in its Annual Report (Form 10-K) for the year ended August 27, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Boston, Massachusetts

May 19, 2006